SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported):  March 28, 2008
__________________________

CHURCH & DWIGHT CO., INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey 08543
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (609) 683-5900
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 1, 2008, Church & Dwight Co., Inc. (the "Company") announced that the Company had entered into an Asset Purchase Agreement dated as of March 28, 2008 (the "Purchase Agreement"), with Del Pharmaceuticals, Inc. ("Seller"). A copy of the Company’s press release announcing the execution of the Purchase Agreement is attached hereto as Exhibit 99.1.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to acquire substantially all the assets of Seller for cash in the amount of $380 million and the assumption of certain liabilities. The Company will finance the acquisition with an addition to its bank credit facility combined with available cash and an existing line of credit.

Seller has made customary representations, warranties and covenants in the Purchase Agreement. The closing of the transaction is subject to the expiration or early termination of the waiting period provided for in the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and satisfaction of certain other customary closing conditions, including (i) certain third-party consents, approvals or waivers having been obtained, (ii) subject to certain exceptions, the accuracy of the representations and warranties and (iii) the absence of any event, occurrence or development that has had or would reasonably be expected to have a material adverse effect on Seller. The acquisition is expected to close in July 2008.

ITEM 7.01.  Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on April 1, 2008 regarding the Purchase Agreement described in Item 1.01 above, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and, as such, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

ITEM 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
99.1	Church & Dwight Co., Inc. press release dated April 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date:	April 1, 2008	By:	/s/ Matthew T. Farrell
		Name:	Matthew T. Farrell
		Title:	Executive Vice President Finance and Chief Financial Officer